EXHIBIT 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
October 10, 2006

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS NET SALES ORDERS FOR THE FOURTH QUARTER AND FISCAL YEAR 2006

FORT WORTH, TEXAS - D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Tuesday (October 10, 2006), reported net sales orders for the fourth quarter ended September 30, 2006 of 10,430 homes ($2.5 billion), compared to 13,950 homes ($3.8 billion) for the same quarter of fiscal year 2005. Net sales orders for fiscal year 2006 totaled 51,980 homes ($13.9 billion), compared to 53,232 homes ($14.6 billion) for fiscal year 2005. The Company’s cancellation rate (homes cancelled divided by gross homes sold) for the fourth quarter of fiscal year 2006 was 40%, compared to 29% in the third quarter of fiscal year 2006.

Donald R. Horton, Chairman of the Board, said, “The current selling conditions in the homebuilding industry continue to be challenging, with higher than normal cancellation rates and increased use of sales incentives in many of our markets. We are extremely pleased with the sales effort from our people, which generated over 72,000 gross sales this fiscal year in a difficult environment.”

The Company will release earnings for the quarter and fiscal year ended September 30, 2006 on Tuesday, November 14, 2006 before the market opens. A conference call will be held Tuesday, November 14, 2006 at 10:00 a.m. ET. The dial in number is 800-374-9096. Participants are encouraged to call in five minutes before the call begins (9:55 a.m. ET). Please reference the call host, Donald J. Tomnitz, CEO of D.R. Horton, Inc. The call will also be webcast from the Company’s website at www.DRHORTON.com on the “Investor Relations” page. A replay of the conference call will be available after 2:00 p.m. ET on November 14, 2006 at 800-642-1687, reference number 8411586. The replay will also be available from the Company’s website at www.DRHORTON.com on the “Investor Relations” page. The replay will be available through midnight ET on November 28, 2006.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 50,000 homes in both fiscal years 2005 and 2006.  Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 83 markets in 27 states in the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States.  The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000.  D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

D.R. HORTON, INC.
(Dollars in millions)
NET SALES ORDERS

	Three months ended September 30,
	2005		2006
	Homes	Dollars	Homes	Dollars
Mid-Atlantic	1,319	$338.0	1,044	$246.0
Midwest	835	217.7	415	114.2
Southeast	2,102	550.5	1,533	318.0
Southwest	5,992	1,220.7	5,016	908.2
West	3,702	1,427.3	2,422	945.8

	13,950	$3,754.2	10,430	$2,532.2

	Year End September 30,
	2005		2006
	Homes	Dollars	Homes	Dollars
Mid-Atlantic	5,072	$1,342.7	4,883	$1,202.8
Midwest	3,093	821.5	2,151	610.6
Southeast	8,181	2,036.3	7,988	1,913.8
Southwest	21,375	4,227.8	22,668	4,543.3
West	15,511	6,215.1	14,290	5,624.7

	53,232	$14,643.4	51,980	$13,895.2

WEBSITE ADDRESS: www.DRHORTON.com